How AquaRefining can change the $22 billion lead industry Dr. Stephen Clarke Chairman and Chief Executive Officer July 2015 Filed Pursuant to Rule 433 Registration Statement No. 333 - 204826 Issuer Free Writing Prospectus dated July 6, 2015 Relating to Preliminary Prospectus dated June 25, 2015

This presentation contains forward - looking statements concerning Aqua Metals, Inc . , including statements regarding the prospects for the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality, efficiency and profitability of the Company’s proposed lead acid battery recycling operations . Those forward - looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially . Among those factors are : (1) the fact that Company has not yet commenced revenue producing operations or developed its initial commercial recycling facility, thus subjecting the Company to all of the risks inherent in a pre - revenue start - up, (2) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities ; (3) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries and (4) the Company’s ability to protect its proprietary technology, trade secrets and know - how . Aqua Metals cautions readers not to place undue reliance on any forward - looking statements . The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur . 2 Safe Harbor

3 Executive Summary • Lead is a growing $22B market opportunity • Lead acid batteries are critical to many high growth industries • Smelting is antiquated, polluting, and costly • AquaRefining makes high purity lead at a lower cost, without pollution • We intend to use this to fundamentally change the lead industry • We are starting this change with an 80T*/day AquaRefinery in Nevada • We are projecting a 38% IRR for this facility on a $28.5MM investment • Then we intend to roll - out a series of regional facilities • We are managing risks and building supplier, customer and strategic investor relationships • Feedstock: Strategic affiliations with established battery distributors • Off - take: Strategic affiliations; LME - traded commodity • Equipment: Supplier relationship with Wirtz Manufacturing • Equity investors: Wirtz, PADNOS, Inc. (large scrap metal recycler ) • Potential Debt: Green Bank/USDA, large Private Equity, industrials * Throughout this presentation, T = tonnes or metric tons (approx. 2204.6 pounds)

LAB 96% Li - ion 4% Lead acid batteries dominate the storage market ( GWh /year) LAB Li-ion NiMH Other LABs are the world’s most recycled consumer product, but conventional recycling does not produce ultra - pure lead Primary lead mines, the main source of ultra - pure lead, are becoming depleted Lead still dominates global battery production, and the industry is growing rapidly Lead - acid batteries (LABs) are used in gas - powered, electric vehicles and even Li - ion powered electric vehicles LABs dominate data center, telecom and emerging energy storage applications 4 Source: Industry estimates Source: CHR Metals Lead production in million Tonnes/year

5 Today, all LABs are recycled through smelting, which is a dirty and expensive process Three large US smelters have recently been shut down due to pollution and non - compliance. • Inefficient: Lead processed at 1400 ƒ F, often with dirty fuels • Unscalable: Can’t turn off; needs to process ≈400T/day to be viable • Impure: Does not produce ultra - pure lead • Dirty: Smelting produces toxic lead dust, slag, gas and liquid waste • Difficult to certify: Nearly impossible to provide ISO 14000 certification Abandoned smelter at Herculaneum, MO

6 AquaRefining TM makes lead recycling clean, efficient, scalable and cost effective • Efficient: Will use far less energy than smelting, and no dirty fuels • Scalable: Modular system supports multiple reduced transport costs • Pure: Produces ultra - pure lead • Clean: No toxic byproducts or lost lead, making process permit - friendly • Easy to certify: Permit - friendly process supports ISO 14000 Full size electrolyzer AquaRefining is fully developed and has been validated by industry experts.

We have proven AquaRefining at full scale



Single full-size electrolyzer



AquaMetals

Self-contained transportable unit with 3 electrolyzers

Key Milestones

- Large pilot electrolyzer operating since October 2013
  - Process, materials and electrolyte proven
- Full scale electrolyzer operating since January 2015
  - ~40 times increase in throughput over pilot and 7,000 over lab scale
  - Achieved ~120% of design specification and has proven reliability
- Finalizing a 20,000 ft^2 facility in Alameda, CA, for assembly and testing
  - Modules with three and six electrolyzers developed through to detailed design and BOM
- 80T/day AquaRefinery will use 16 modules with six electrolyzers each
  - 40T/day of ultra-pure lead (LME +15%) and 40T/day of grid lead

AquaMetals

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8 Smelting AquaRefining Lead Recovery Waste Transport Overhead Breaking Used LABs AquaRefining delivers substantially lower refining and waste costs Comparative Recycling Costs

• We can be commercially viable at a much smaller scale than smelters • AquaRefineries can be profitable at 40T/day output -- smelters need 400T/ day • High margins, modular equipment and environmental friendliness mean we need less capital and can be located closer to the supply of batteries • We have devised our roll - out plan strategically • Start in a location with good logistics that is poorly served by existing smelters: the Tahoe Reno Industrial Center (TRIC) • Start at a production scale that is profitable but non - threatening to incumbents • Expand from this base to 5 - 10 regional AquaRefining facilities across the US and a similar number in Europe • We can also provide AquaRefining modules to third parties • Expand earnings rapidly in regions where we can’t directly operate • Partner with interested parties and take a share in long term revenues • Work with qualified battery manufacturers Building and operating the first AquaRefinery is the key to our business plan 9

TRIC is near a large underserved population and has favorable regulations 10 Smelter First AquaRefinery : TRIC • Potential partner on - site • Access to population of 32M within 8 hour drive • Growing hub for data centers and cleantech • Excellent infrastructure, talent and logistics • Low electricity costs • Good support from State of Nevada

We are ready to break ground in TRIC immediately post-IPO



TRIC AquaRefinery blueprint


AquaMetals

TRIC AquaRefinery CAD rendering

Key Points

- Our planned capacity is 80T/day
- Capital cost $28.5mm: $14mm building, $6.5mm breaking, $8mm AquaRefining
- 11.7 acre site purchased; ready to start construction
- Permits in process, and regulatory analysis has yielded no issues
- In position to order balance of plant from Wirtz and other suppliers
- Working with battery suppliers and customers for lead off-take

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12 We can shift our sales model to respond to market conditions and customer demand All numbers in 000s • IRR assumes years 5+ are equal to year 4 • Year 1 begins immediately post - IPO • Begin lead production in month 9 • Reach full scale of 80T/day in month 15 • 100% tolling in month 9; ramp to 75% merchanting and 25% tolling in months 27+ Key Assumptions TRIC Financial Model • Tolling price: $660 /T • Merchanting price: $ 1946/T ( equal to LME average for Apr - Jun 2015 ) • Half of merchanted lead will be ultrapure (sells for 15% premium to LME price) • Cost of used LABs fluctuates with LME price Projected IRR = 38% Year 1 Year 2 Year 3 Year 4 Revenue: Tolling $1,863 $15,380 $5,302 $4,545 Merchanting $0 $6,003 $40,819 $43,220 Total $1,863 $21,382 $46,121 $47,764 Gross profit $45 $9,028 $13,867 $16,692 EBIT ($1,773) $7,244 $12,054 $14,881

Our next step will be to build AquaRefineries across the US and beyond We intend to build AquaRefineries in Europe and other favorable locations around the world. First site: TRIC Potential next sites Smelter Potential AquaRefinery 13

Protecting our intellectual property is a central part of our business plan • We have an IP “greenfield” opportunity in front of us • Smelting is a millennia - old technology that has seen little recent innovation • We came at the problem from an electrochemical perspective, which is unique to this industry • We have invested in a robust patent strategy, and will continue to do so • Provisional application US 61/905,941 filed in Nov 2013 • Patent Cooperation Treaty application filed in Nov 2014 • 7 filings in May 2015, with 15 more planned before close of 2015 • We can also protect our IP in other ways • We control key equipment, electrolyte formulations, process parameters • We will also phase roll - out of technology updates 14

15 • Dr. Stephen Clarke, Chairman and Chief Executive Officer • 20 years experience in disruptive technologies for advanced batteries • Led a successful IPO on London Stock Exchange’s Alternative Investment Market • Head of Manufacturing Engineering at Rolls Royce plc. • Selwyn Mould , Chief Operational Officer • Formerly at Lotus and Pilkington in senior roles in manufacturing & supply • 7 years at Gemini Consulting leading large - scale corporate turnarounds • Thomas Murphy, Chief Financial Officer • Expertise in public companies, international finance , tax efficient structures & high value equipment leasing • Steve Cotton, Chief Commercial Officer • Formerly CEO of Canara , a leader in packaged LAB - based industrial UPS • Managed a successful exit through the sale of Canara to a major PE company Our CEO, CFO and COO have worked on battery technologies together for the past seven years

16 • Mark Slade • Former Board Member of the London Metal Exchange • Former CEO of MAREX Financial (co - founded with Marathon Asset Management) • Former Board Member of the Futures and Options Association • Stanley Kimmel • Experience in large - scale design/build projects in metals and related industries • Former EVP at Fluor Corp. in process technology innovation & commercialization • Conceived and built Fluor’s environmental business • Vincent DiVito • 30 years of financial reporting experience in chemicals and production companies • Audit Committee Chair, Entertainment Gaming Asia ( Nasdaq : EGT) • Former Chairman, Riviera Holding Corporation (Amex: RIV) • President and CFO, Lonza America (sub. of $3B Swiss c hemicals company) A strong board with financial, operational and public company expertise supports our management team

Security Current (1) Post - IPO Common Stock Currently Outstanding 4,361,641 4,361,641 Promissory Note with interest through 6/30/15 2,501,237 2,501,237 Options Outstanding (2) 559,547 559,547 Options Reserved for Future Issuance 804,089 804,089 Warrants Outstanding (3)(4) 686,491 1,286,491 Common Stock Issued in IPO (4) 6,000,000 Fully - diluted share total 8,915,005 15,515,005 Shares + in - the - money portion of derivatives (5) 7,562,925 13,562,925 Company Valuation @ $5/share $37,814,627 $67,814,627 17 Capitalization table (1) After giving effect to the 1:1.10 reverse split effected on June 25th (2) Options currently outstanding have a strike price of $3.56 (3) Weighted average strike price of warrants: Current $1.01; Post - IPO $3.39 (4) Does not include underwriter’s overallotment of shares (900,000 shares) and related warrants (90,000 shares ) (5) Assumes cashless conversion of in - the - money derivatives

18 The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 742 7730 .